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                                                                       Exhibit D

             First Amendment to Convertible Subordinated Debenture
              Due 2001 and Debenture Agreement, dated May 5, 1997,
                between PC Quote, Inc. and Physicians Insurance
                                Company of Ohio









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                                FIRST AMENDMENT
                          TO CONVERTIBLE SUBORDINATED
                               DEBENTURE DUE 2001
                            AND DEBENTURE AGREEMENT

         PC QUOTE, INC., a corporation duly organized and existing under the laws of Delaware (the "Company"), and PHYSICIANS INSURANCE COMPANY OF OHIO, a corporation duly organized and existing under the laws of Ohio ("PICO"), for value received, hereby amend and modify that certain Convertible Subordinated Debenture Due 2001 issued by the Company to PICO on or about November 27, 1996 (the "Debenture") and the Debenture Agreement described below.

                                    RECITALS

         A. Any defined terms used in this First Amendment shall have the same meaning as ascribed to such terms in the Debenture.

         B. Pursuant to a certain Agreement dated November 14, 1996, by and between the Company and PICO (the "Debenture Agreement"), PICO agreed to purchase from the Company the Debenture in the principal amount of $2,500,000 due December 31, 2001, with interest at an annual rate of 1% over the Prime Rate as announced from time to time by The Wall Street Journal. The Debenture and the Debenture Agreement are attached hereto as Exhibits A and B, respectively.

         C. Pursuant to Paragraph 7 of the Debenture Agreement, the Company agreed to prepare and file with the Securities & Exchange Commission a Registration Statement for a rights offering to be made pro rata to all its shareholders except PICO consisting of 1,250,000 shares of common stock at an exercise price of $2 per share, and PICO agreed to exercise for $2 cash per share any such right which expires unexercised (the "Rights Offering"). For various reasons, PICO asserts that it is not required to underwrite the Rights Offering.

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and PICO amend and modify the Debenture and the Debenture Agreement as follows:

         A.  Add the following provisions to the Debenture:

         1. Due Date. The principal portion of the Debenture, along with all accrued but unpaid interest, shall be fully due and payable on April 30, 1999 (the "Due Date").

         2. No Prepayment. The principal portion of the Debenture may not be paid, in whole or in part, prior to the Due Date, as amended herein, without the written consent of PICO.

         3. Conversion Rate. The first sentence of the fourth full paragraph on page 2 of the Debenture shall be amended to read:

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        The registered holder of this Debenture has the right, at its sole option, at any time on or prior to the later to occur of the close of business on April 30, 1999 or the full payment of this debenture, to convert the principal amount of the Debenture plus any accrued, but unpaid, interest into fully paid and nonassessable shares of Common Stock at the conversion price of the lesser of (a) the mean of the closing bid price per share for the twenty (20) preceding trading days (or such fewer number of days as such public market has existed (as reported by NASDAQ or such national securities exchange as the Common Stock is traded on)), or (b) $1.5625 per share (as adjusted in accordance with this paragraph ), upon surrender of this Debenture to the Company at its executive offices, accompanied by written notice of conversion duly executed.

         4. Additional Event of Default. The occurrence of an "Event of Default" under any Senior Indebtedness shall constitute an "Event of Default" under the Debenture.

         5. Affirmative Covenants.

            The Company covenants and agrees that, until payment in full of this Debenture, it shall do all of the following:

            5.1 Good Standing. The Company shall maintain its and each of its subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or (ii) the ability of the Company to pay this Debenture or otherwise perform its obligations under this Debenture. The Company shall maintain, and shall cause each of its subsidiaries to maintain, to the extent consistent with prudent management of the Company's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

            5.2 Government Compliance. The Company shall meet, and shall cause each subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. The Company shall comply, and shall cause each subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

            5.3 Principal Depository. The Company shall maintain its principal depository and operating accounts with Lakeside Bank, an Illinois banking corporation.

            5.4 Quick Ratio. The Company shall maintain, as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities of at least
 .1 to 1.0. From and after December 31, 1997, the Company shall maintain, as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities of at least 1.15 to 1.0.

            5.5 Current Ratio. The Company shall maintain, as of the last day of each calendar month, a ratio of Current Assets to Current Liabilities of at least .12 to 1.0. From and

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after December 31, 1997, the Company shall maintain, as of the last day of each calendar month, a ratio of Current Assets to Current Liabilities of at least
1.15 to 1.0.

            5.6 Debt-Net Worth Ratio. From and after December 31, 1997, the Company shall maintain, as of the last day of each calendar month, a ratio of Total Liabilities less Subordinated Debt to Tangible Subordinated Debt of not more than 1.0 to 1.0.

            5.7 Financial Statements, Reports, Certificates. The Company shall deliver to PICO: (a) as soon as available, but in any event within forty (40) days after the end of each month, a company prepared consolidated balance sheet and income statement covering the Company consolidated operations during such period; (b) as soon as available, but in any event within ninety (90) days after the end of the Company's fiscal year, audited consolidated financial statements of the Company prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to PICO;
(c) within five (5) days upon becoming available, copies of all statements, reports and notices sent or made available generally by the Company to its security holders and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against the Company or any subsidiary that could result in damages or costs to the Company or any subsidiary of Fifty Thousand Dollars ($50,000) or more; and (e) such budgets, sales projections, operating plans or other financial information as PICO may reasonably request from time to time. Any and all financial information to be provided hereunder by the Company to PICO shall be certified by Louis Morgan, Michael Press and Howard Meltzer, as true, accurate and complete, to the best of their knowledge, exercise in good faith. In the event that one or more of the foregoing persons is no longer employed by the Company, the certification shall be made by the persons employed by the Company performing similar duties and functions.

            PICO shall have a right from time to time hereafter to audit the Company's accounts at the Company's expense, provided that such audits will be conducted no more often than every two (2) months unless an Event of Default has occurred and is continuing.

            6. Negative Covenants. The Company covenants and agrees that so long as any principal and interest on this Debenture is unpaid and outstanding, the Company will not do any of the following:

               6.1 Dispositions. Without the prior written consent of PICO, such consent not to be unreasonably withheld, convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of non-exclusive licenses and similar arrangements for the use of the property of the Company or its subsidiaries; or (ii) Transfers of worn-out or obsolete equipment.

               6.2 Change in Business. Engage in any business, or permit any of its subsidiaries to engage in any business, other than the businesses currently engaged in by the Company and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in the Company's ownership. The Company will not, without 30 days prior written notification to PICO, relocate its chief executive office.

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               6.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another entity.

               6.4 Encumbrances. Create, incur, assume or suffer to exist any lien or encumbrance with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts, or permit any of its subsidiaries so to do, except for an existing blanket lien in favor of Lakeside Bank on all personal property of the Company and a blanket lien in favor of PICO Holdings, Inc., a California corporation, on all personal property of the Company.

               6.5 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

               6.6 Investments. Directly or indirectly acquire or own, or make any Investment in or to any entity, or permit any of its subsidiaries so to do, other than Permitted Investments (as defined in the Loan and Security Agreement of even date herewith between the Company, as borrower, and PICO Holdings, Inc., as lender).

               6.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any affiliate of the Company except for transactions that are in the ordinary course of the Company's business, upon fair and reasonable terms that are no less favorable to the Company than would be obtained in an arm's length transaction with a nonaffiliated party.

               6.8 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or permit any of its subsidiaries to do any of the foregoing.

            7. Full Force and Effect. Except as expressly amended hereby, the Debenture shall remain unaltered and in full force and effect.

            B. Delete the following provisions of the Debenture:

            1. Redemption by the Company. Delete the first full paragraph of page 4 of the Debenture concerning the Company's ability to redeem the Debenture with stock at the closing of the Rights Offering (as defined in the Debenture Agreement). Accordingly, it is the intent of the parties that the Company shall not have the right to redeem the Debenture for stock at any time, except upon the option of PICO.

            C. Amend the Debenture as follows:

            1. Amend Due Date. Delete December 31, 2001 as the date on which the Debenture matures and replace such date with April 30, 1999, hereinbefore defined as the Due Date.

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            2. Amend Definition of Senior Indebtedness. The first sentence of the first paragraph of page 3 is amended to read as follows: "The Indebtedness evidenced by this Debenture is expressly subordinated and subject to the prior payment in full of all secured indebtedness of the Company to Lakeside Bank and PICO Holdings, Inc. whether outstanding at the date hereof or incurred after the date hereof ("Senior Indebtedness")."

            D. Amend the Debenture Agreement as follows:

            1. Extinguishment of Underwriting of Rights Offering. Paragraph 7 of the Debenture Agreement is hereby amended to read as follows:

               Rights Offering: PC Quote and PICO each agree as follows:

               A. PC Quote may, at its option, prepare and file with the Securities and Exchange Commission a Registration Statement (the "Registration Statement"), and have such Registration Statement declared effective, for a Rights offering to be made pro rata to all its Shareholders except PICO consisting of 1,250,000 shares of Common Stock at an exercise price per share to be determined by PICO in its sole and absolute discretion (the "Price"). Such Rights will be nontransferable, exercisable solely in cash, will expire 30 days after issuance, and will provide that PICO shall, at no cost to PICO, exercise for cash per share in an amount equal to the Price any such Right which expires unexercised.

               B. PICO agrees within three (3) business days from receipt of written notice from PC Quote to such effect, to purchase for cash in an amount equal to the Price all shares of Common Stock deliverable upon the exercise of all Rights which have expired unexercised.

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               C. To the extent permissible under applicable federal and state securities laws, PC Quote agrees to include in the Registration statement those shares of Common Stock issuable to PICO upon conversion or redemption of the Debenture and any other shares of PC Quote common stock then owned by PICO.

         The Company has caused this instrument to be signed manually or by facsimile by the duly authorized officers.

         Dated: May 5, 1997.

Attest:                               P C QUOTE, INC.,
                                      a Delaware corporation

By: /s/ Darlene E. Czaja              By: /s/ Louis J. Morgan
    ---------------------------           -----------------------------
      , Secretary                             Title: Chairman

Attest:                               PHYSICIANS INSURANCE COMPANY OF OHIO,
                                      an Ohio corporation

By:                                   By:
    ---------------------------           -----------------------------
      , Secretary                             Title:

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